January 25, 2011                                                                                                                                FOR IMMEDIATE RELEASE

CONTACT: Kelly Polonus, Great Southern, (417) 895-5242
kpolonus@greatsouthernbank.com

Great Southern Bancorp, Inc. Reports Preliminary Fourth Quarter and Annual Earnings

Financial Results for the Quarter and Year Ended December 31, 2010:

•
Capital:  The capital position of the Company continues to be strong, significantly exceeding the “well capitalized” thresholds established by regulators. The Company’s capital ratios were improved from the December 31, 2009, ratios because of growth in equity and lower total assets.  On a preliminary basis, as of December 31, 2010, the Company’s Tier 1 leverage ratio was 9.53%, Tier 1 risk-based capital ratio was 16.65%, and total risk-based capital ratio was 17.90%.

•
Total Loans:  Total gross loans, including FDIC-covered loans, decreased $204.0 million, or 9.6%, from December 31, 2009. The Company’s portfolio, excluding FDIC-covered loans, decreased $69.4 million, or 4.1%, from December 31, 2009, mainly due to decreases in construction loans. Also contributing to the decrease in total gross loans were significant decreases in the FDIC-covered loan portfolios. The Bank's allowance for loan losses as a percentage of total loans, excluding loans covered by FDIC loss sharing agreements, was 2.48%, 2.44%, and 2.35% at December 31, 2010, September 30, 2010, and December 31, 2009, respectively.

•
Total Deposits:  Total deposits decreased $118.1 million, or 4.4%, from December 31, 2009. Largely contributing to this decrease was a $232.8 million, or 51.2%, decrease in total CDARS deposits and an $84.7 million, or 48.8%, decrease in total non-retail certificates of deposit, offset in part by an increase in checking account deposits of $216.5 million, or 20.1%, from the end of 2009. The Company continues to retain a high percentage of customer deposits acquired through the two FDIC-assisted transactions in 2009.

•
Net Interest Income:  Net interest income for the fourth quarter of 2010 increased $15.1 million to $41.5 million compared to $26.4 million for the fourth quarter of 2009. Net interest margin was 5.34% for the quarter ended December 31, 2010, compared to 3.93% for the same period in 2009. The net interest margin for the fourth quarter of 2010 increased 131 basis points from the quarter ended September 30, 2010.  The increase in net interest income and net interest margin were primarily due to additional yield accretion of the discount on acquired loan pools recorded during the fourth quarter of 2010. The Company is required to periodically assess its expected losses on these acquired loan pools and adjust its yield accretion upward if expected future losses are less than originally projected.  There is a corresponding amortization (partially offsetting this income) of the FDIC indemnification asset to reduce amounts expected to be collected from the FDIC.

•
Non-performing Assets: Non-performing assets, excluding FDIC-covered non-performing assets, at December 31, 2010, were $78.3 million, an increase of $3.0 million from $75.3 million at September 30, 2010 and an increase of $13.3 million from $65.0 million at December 31, 2009.  Non-performing assets were 2.30% of total assets at December 31, 2010, compared to 2.21% at September 30, 2010.  Compared to September 30, 2010, non-performing loans decreased $749,000 to $29.2 million at December 31, 2010, while foreclosed assets increased $3.8 million to $48.9 million.

Springfield, Mo. – Great Southern Bancorp, Inc. (NASDAQ:GSBC), the holding company for Great Southern Bank, today reported that preliminary earnings for the quarter ended December 31, 2010, were $0.39 per diluted common share ($5.5 million available to common shareholders) compared to the $0.32 per diluted

More

common share ($4.4 million available to common shareholders) during the quarter ended December 31, 2009.

Preliminary earnings for the year ended December 31, 2010, were $1.46 per diluted common share ($20.5 million available to common shareholders) compared to the $4.44 per diluted common share ($61.7 million available to common shareholders) during the year ended December 31, 2009.  The 2009 year was significantly impacted by gains recognized from the TeamBank, N.A. and Vantus Bank FDIC-assisted transactions completed during that year.

For the quarter ended December 31, 2010, return on average equity was 10.02%; return on average assets was 0.74%; and net interest margin was 5.34% compared to 8.55%, 0.57% and 3.34%, respectively, for the quarter ended December 31, 2009. For the year ended December 31, 2010, return on average equity was 9.42%; return on average assets was 0.68%; and net interest margin was 3.93% compared to 29.72%, 1.91% and 3.03%, respectively, for the year ended December 31, 2010.

President and CEO Joseph W. Turner commented on the Company’s results, “Our quarterly and annual earnings reflect the hard work and commitment of the Great Southern team. In 2010, we spent considerable time working on the further integration of the two FDIC-assisted acquisitions from 2009. Despite the continuing economic challenges, we maintained our focus on key priorities: serving and meeting the needs of our customers, resolving problem assets, managing net interest margin and operational efficiencies. While we made progress in some areas, our focus remains steadfast on these priorities in 2011.

“The Company’s loan portfolio decreased as expected in 2010, but we are seeing activity in loan production, particularly in single family residential loans and commercial real estate loans. The primary reason for the overall loan portfolio decrease was significant reductions in the FDIC-covered loan portfolios. Non-performing assets remained elevated, but we are working through many of our problem credits and making progress. As we’ve stated throughout this economic downturn, we expect non-performing assets, loan loss provisions and net charge-offs to continue to remain at elevated levels.

“As noted in our net interest income discussion, net interest income was positively impacted as a result of our review and on-going evaluation of the FDIC-covered loans acquired in 2009.  We determined that our expected cash flows on these portfolios were better than previously expected, which resulted in additional net interest income to be accreted on these loan portfolios. This was the primary driver of the increase in the net interest margin for the quarter and year. A corresponding decrease in non-interest income also was recorded related to this increase in expected cash flows on these portfolios.

“Reported expenses in the fourth quarter and the year increased; however, increases were primarily related to the Company’s FDIC-assisted acquisitions, organic growth and low-income housing tax credit amortization (these costs are offset by reduced income tax expense). In addition, the Company incurred net expenses of $660,000 related to the final settlement on the two FDIC-assisted acquisitions from 2009.

“We are pleased with our overall fourth quarter and full-year 2010 earnings. We addressed many of our objectives and, importantly, our capital and liquidity positions remained very strong. We are cautiously optimistic about 2011 and as stated above we will sustain our focus on key priorities. We expect a challenging year on both the economic and regulatory front.  We are carefully analyzing our revenue drivers and expenses so that we can maximize our income and efficiency.”

More

Selected Financial Data:

(In thousands)	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Net interest income	$41,452	$26,379	$125,341	$89,263
Provision for loan losses	7,330	7,500	35,630	35,800
Non-interest income	(3,416)	9,150	31,952	122,784
Non-interest expense	23,351	20,875	88,904	78,195
Provision for income taxes	1,014	1,874	8,894	33,005
Net income	$6,341	$5,280	$23,865	$65,047

Net income available to common shareholders	$5,482	$4,443	$20,462	$61,694
Earnings per diluted common share	$0.39	$0.32	$1.46	$4.44

NET INTEREST INCOME

Net interest income for the fourth quarter of 2010 increased $15.1 million to $41.5 million compared to $26.4 million for the fourth quarter of 2009. Net interest margin was 5.34% in the fourth quarter of 2010, compared to 3.34% in the same period of 2009, an increase of 200 basis points. Net interest income for the year ended December 31, 2010 increased $36.0 million to $125.3 million compared to $89.3 million for the year ended December 31, 2009. Net interest margin was 3.93% for the year ended December 31, 2010, compared to 3.03% for the year ended December 31, 2009, an increase of 90 basis points.  The average interest rate spread was 5.22% and 3.81% for the quarter and year ended December 31, 2010, respectively, compared to 3.29% and 2.98% for the quarter and year ended December 31, 2009, respectively. The average interest rate spread increased 127 basis points compared to the average interest rate spread of 3.95% in the quarter ended September 30, 2010.

As noted above, the Company’s net interest margin for the quarter and year ended December 31, 2010 increased when compared with the same periods ended December 31, 2009.  The primary reason for the increase was additional yield accretion recognized in conjunction with the fair value of the loan pools acquired in the 2009 FDIC-assisted transactions. On an on-going basis the Company estimates the cash flows expected to be collected from the acquired loan pools. This cash flows estimate increased during the third and fourth quarters of 2010 based on the payment histories and reduced loss expectations of the loan pools, resulting in increased income that was spread on a level-yield basis over the remaining expected lives of the loan pools. The increases in expected cash flows also reduced the amount of expected reimbursements under the loss sharing agreements with the FDIC, which are recorded as indemnification assets. Therefore, the expected indemnification assets were also reduced during the third and fourth quarters of 2010 resulting in adjustments to be amortized on a comparable basis over the remainder of the loss sharing agreements or the remaining expected life of the loan pools, whichever is shorter.  The impact of these adjustments on the Company’s financial results for the current reporting periods is shown below:

	Three Months Ended December 31, 2010	Year Ended December 31, 2010
	(in thousands)
Net interest income	$15,215	$19,452
Non-interest income	(13,569)	(17,134)
Net impact to pre-tax income	$1,646	$2,318
Impact to net interest margin (in basis points)	196	61

More

Because these adjustments will be recognized over the remaining lives of the loan pools and the remainder of the loss sharing agreements, respectively, they will impact future periods as well.  The majority of the remaining $39.4 million of accretable yield adjustment affecting interest income and $34.7 million of adjustment to the indemnification assets affecting non-interest income is expected to be recognized over the next year, with $32.1 million of interest income and $(28.6) million of non-interest income (expense) expected to be recognized in the next year.  Additional adjustments may be recorded in future periods as the Company continues to estimate expected cash flows from the acquired loan pools.

The Company’s margin was also positively impacted by a change in the deposit mix over the last year. The addition of the TeamBank and Vantus Bank core deposits during 2009 provided a relatively lower cost funding source, which allowed the Company to reduce some of its higher cost funds. In the latter quarters of 2009, the Company redeemed brokered deposits as the Company experienced growth in transaction deposit accounts.  In addition, as retail certificates of deposit matured they were renewed or replaced with certificates of deposit with lower market rates of interest. Customer preference to transition from time deposits to transaction deposits continued into 2010 as lower-cost checking accounts increased while higher-cost CDARS accounts decreased.  The Company has reduced rates paid on repurchase agreements which also contributed to the decrease in interest expense. Partially offsetting the reduced cost of funds, yields earned on investment securities are down over the last year because the majority of the Company’s portfolio is made up of adjustable-rate mortgage-backed securities which have both repriced down and have experienced higher prepayments resulting in increased amortization of related premiums that offsets interest earned.  Excluding the yield accretion income discussed above, the yield on loans was relatively consistent when comparing the quarters ended December 31, 2010, and 2009.  Excluding the yield accretion income discussed above, the yield on loans for the year ended December 31, 2010, increased 17 basis points when compared to the year ended December 31, 2009, primarily due to increased average balances on residential and commercial real estate loans.

For additional information on net interest income components, see the “Average Balances, Interest Rates and Yields” tables in this release.

NON-INTEREST INCOME

For the quarter ended December 31, 2010, non-interest income decreased $12.6 million to a negative $3.4 million when compared to the quarter ended December 31, 2009, primarily as a result of the following items:

•
Amortization of indemnification asset:  As described above in the net interest income section, due to the increase in cash flows expected to be collected from the FDIC-covered loan portfolios, $13.6 million of amortization (expense) was recorded in the 2010 period relating to reductions of expected reimbursements under the loss sharing agreements with the FDIC, which are recorded as indemnification assets.

•
Service charges and ATM fees:  New overdraft regulations on ATM and certain debit card transactions became effective during the third quarter of 2010, for new customers and existing customers.  The new overdraft regulations were expected to adversely affect overdraft fees during the second half of 2010. Compared to the quarter ended December 31, 2009, income related to total service charges and ATM fees decreased $726,000 during the quarter ended December 31, 2010.  These fees also decreased $370,000 compared to the quarter ended September 30, 2010.

Partially offsetting the above decreases in non-interest income was a $390,000 increase in commission income during the quarter ended December 31, 2010, compared to the same period in 2009, primarily due to increased activity for Great Southern Travel.

More

For the year ended December 31, 2010, non-interest income decreased $90.8 million to $32.0 million when compared to the year ended December 31, 2009, primarily as a result of the following items:

•
FDIC-assisted acquisitions:  A total of $89.8 million in one-time gains was recorded in the year ended December 31, 2009 related to the fair value accounting estimate of the assets acquired and liabilities assumed in the FDIC-assisted transactions involving TeamBank and Vantus Bank.

•
Amortization of indemnification asset:  As previously described, due to the increase in cash flows expected to be collected from the FDIC-covered loan portfolios, $17.1 million of amortization (expense) was recorded in the 2010 period relating to a reduction of expected reimbursements under the FDIC loss sharing agreements, which are recorded as indemnification assets.

Partially offsetting the above decreases in non-interest income were the following items:

•
Securities impairments:  During 2009, a $4.3 million loss was recorded as a result of an impairment write-down in the value of certain available-for-sale equity investments, investments in bank trust preferred securities and an investment in a non-agency CMO. The Company continues to hold a majority of these securities in the available-for-sale category.  Based on analyses of the securities portfolio during 2010, no additional impairment write-downs were necessary.

•	Gains on securities: Gains of $8.8 million were recorded during 2010 due to sales of securities, an increase of $6.0 million over 2009.

•	Service charges and ATM fees: An increase of $980,000 was recorded during 2010 compared to 2009, primarily due to customers added in the FDIC-assisted transactions in 2009.

•
Gains on sales of single-family loans: An increase of $880,000 in gains was recorded due to an increased number of fixed-rate loans originated and then sold in the secondary market during 2010 compared to 2009.

•
Commissions: Commission income increased $1.5 million during the year ended December 31, 2010, compared to 2009, primarily due to increased activity for Great Southern Travel.  Approximately 20% of the increase was a non-recurring incentive commission related to airline ticket sales.

NON-INTEREST EXPENSE

For the quarter ended December 31, 2010, non-interest expense increased $2.5 million to $23.4 million when compared to the quarter ended December 31, 2009.  The following items contributed to the increase in the quarterly results, as well as a portion of the increase in the annual results:

•
Amortization of low-income housing tax credits:  The Company has invested in certain federal low-income housing tax credits.  These credits are typically purchased at 80-90% of the amount of the credit and are generally utilized to offset taxes payable over a ten-year period.  A portion of these credits totaling $1.3 million were used in the current quarter to reduce the Company’s tax expense which resulted in corresponding amortization of $1.1 million to reduce the investment in these credits. The net result of these transactions is an increase to non-interest expense and a decrease to income tax expense, which positively impacted the Company’s effective tax rate.

More

•
FDIC settlements for real estate, furniture and fixtures:  During the quarter ended December 31, 2010, the Company completed its final settlements with the FDIC for the purchase of the real estate, furniture and fixtures of the branch locations currently being operated as a result of the FDIC-assisted transactions which took place during 2009.  The net settlement expenses recorded as a result of these and other outstanding operating items were $660,000.

For year ended December 31, 2010, non-interest expense increased $10.7 million to $88.9 million when compared to the year ended December 31, 2009.  In addition to the two expense items noted above, the following items contributed to the increase in the annual non-interest expense:

•
Vantus Bank FDIC-assisted acquisition:  The Company’s increase in non-interest expense in 2010 compared to 2009 included expenses related to the September 2009 FDIC-assisted acquisition of the assets and liabilities of Vantus Bank and its ongoing operation. In the year ended December 31, 2010, non-interest expense associated with Vantus Bank increased $3.6 million from the same period in 2009. The largest expense increases were in the areas of salaries and benefits and occupancy and equipment expenses.  In addition, other non-interest expenses related to the operation of other areas of the former Vantus Bank, such as lending and certain support functions, were absorbed in other pre-existing areas of the Company, resulting in increased non-interest expense.

•
New banking centers: The Company’s increase in non-interest expense in 2010 compared to 2009 also related to the continued internal growth of the Company.  The Company opened its second banking center in Lee’s Summit, Mo., in late September 2009 and its first retail banking center in Rogers, Ark., in May 2010. New banking centers were also opened in Des Peres, Mo. in September 2010 and in Forsyth, Mo. in December 2010, both of which complement existing banking centers in their respective market areas.  In the year ended December 31, 2010, non-interest expenses associated with the operation of these locations increased $920,000 over the same period in 2009.  For additional information on the Company’s growth, see the “Business Initiatives” section of this release.

•
Salaries and benefits:  As a result of integrating the operations of TeamBank and Vantus Bank and the administration of the loss sharing portfolios as well as overall growth, the number of associates employed by the Company in operational and lending areas increased 12.8% over 2009.  This in turn increased salaries and benefits paid by $3.2 million in 2010 compared to 2009.

•
Net occupancy expense:  As the Company’s operations expanded in the last year, so did the costs incurred to use and maintain buildings and equipment.  Excluding the occupancy expenses mentioned above, net occupancy expenses increased $239,000 during 2010 compared to 2009.

Partially offsetting the above increases in non-interest expense was an FDIC-imposed special assessment on all insured depository institutions based on assets minus Tier 1 capital as of June 30, 2009.  The Company recorded an expense of $1.7 million during 2009 related to the special assessment.  No special assessment was imposed in 2010.

The Company’s efficiency ratio for the quarter ended December 31, 2010, was 61.39% compared to 58.75% for the same quarter in 2009. The difference in the ratios from the current to prior periods was primarily due to the increased accretable yield and additional amortization of the FDIC indemnification assets as well as the increase in non-interest expense noted above.   The Company’s ratio of non-interest expense to average assets increased from 2.27% for the quarter ended December 31, 2009 to 2.74% for the quarter ended December 31, 2010, as a result of increased non-interest expense and lower average assets in the 2010 quarter.

More

The Company’s efficiency ratio for the year ended December 31, 2010, was 56.52% compared to 36.88% for 2009. The difference in the ratios from the current to prior years was primarily due to the TeamBank and Vantus Bank-related one-time gains recorded in 2009.   The Company’s ratio of non-interest expense to average assets increased from 2.30% for year ended December 31, 2009, to 2.52% for the year ended December 31, 2010, as a result of the increased expenses discussed above.

INCOME TAXES

For the quarter and year ended December 31, 2010, the Company’s effective tax rates were 13.8% and 27.2%, respectively, due primarily to the effects of the tax credits noted above and to tax-exempt investments and tax-exempt loans which reduce the Company’s effective tax rate. In future periods, the Company expects its effective tax rate to be approximately 30%.  The Company’s effective tax rate may fluctuate as it is impacted by the level and timing of its utilization of tax credits.

CAPITAL

As of December 31, 2010, total stockholders’ equity was $304.0 million (8.9% of total assets). As of December 31, 2010, common stockholders’ equity was $247.5 million (7.3% of total assets), equivalent to a book value of $18.40 per common share.  Total stockholders’ equity at December 31, 2009, was $298.9 million (8.2% of total assets). As of December 31, 2009, common stockholders’ equity was $242.9 million (6.7% of total assets), equivalent to a book value of $18.12 per common share.

At December 31, 2010, the Company’s tangible common equity to total assets ratio was 7.1% compared to 6.5% at December 31, 2009. The tangible common equity to total risk-weighted assets ratio was 12.4% at December 31, 2010, compared to 11.4% at December 31, 2009.

As of December 31, 2010, the Company’s and the Bank’s regulatory capital levels were categorized as “well capitalized” as defined by the Federal banking agencies’ capital-related regulations. On a preliminary basis, as of December 31, 2010, the Company’s Tier 1 leverage ratio was 9.53%, Tier 1 risk-based capital ratio was 16.65%, and total risk-based capital ratio was 17.90%. On December 31, 2010, and on a preliminary basis, the Bank’s Tier 1 leverage ratio was 8.28%, Tier 1 risk-based capital ratio was 14.58%, and total risk-based capital ratio was 15.84%.

Great Southern Bancorp, Inc. is a participant in the U.S. Treasury’s voluntary Capital Purchase Program (CPP), a part of the Emergency Economic Stabilization Act of 2008, designed to provide capital to healthy financial institutions to promote confidence and stabilization in the economy. At the time the Company was approved to participate in the CPP in December 2008, it exceeded all “well-capitalized” regulatory benchmarks and, as indicated above, it continues to exceed these benchmarks.  The Company issued to the U.S. Treasury 58,000 shares of the Company’s newly authorized Fixed Rate Cumulative Perpetual Preferred Stock, Series A, for an aggregate purchase price of $58.0 million. Great Southern also issued to the U.S. Treasury a warrant to purchase 909,091 shares of common stock at $9.57 per share.

Through its preferred stock investment, the Treasury receives a cumulative dividend of 5% per year for the first five years, or $2.9 million per year, and 9% per year thereafter. The preferred shares are callable at 100% of the issue price, subject to the approval of the Company’s primary federal regulator.

PROVISION FOR LOAN LOSSES AND ALLOWANCE FOR LOAN LOSSES

The provision for loan losses for the quarter ended December 31, 2010, was relatively consistent with the quarter ended December 31, 2009, decreasing $170,000, to $7.3 million.  The provision for loan losses for the

More

years ended December 31, 2010, and 2009, was $35.6 million and $35.8 million, respectively.  At December 31, 2010, the allowance for loan losses was $41.5 million, an increase of $1.4 million from December 31, 2009.  Net charge-offs were $6.0 million for the quarters ended December 31, 2010, and 2009.  Net charge-offs were $34.2 million for the year ended December 31, 2010, versus $24.9 million for the year ended December 31, 2009.  Eight relationships make up $22.0 million of the net charge-off total for the year ended December 31, 2010. General market conditions, and more specifically, housing supply, absorption rates and unique circumstances related to individual borrowers and projects also contributed to the level of provisions and charge-offs. As properties were categorized as potential problem loans, non-performing loans or foreclosed assets, evaluations were made of the value of these assets with corresponding charge-offs as appropriate.

Management records a provision for loan losses in an amount it believes sufficient to result in an allowance for loan losses that will cover current net charge-offs as well as risks believed to be inherent in the loan portfolio of the Bank. The amount of provision charged against current income is based on several factors, including, but not limited to, past loss experience, current portfolio mix, actual and potential losses identified in the loan portfolio, economic conditions, regular reviews by internal staff and regulatory examinations.

Weak economic conditions, higher inflation or interest rates, or other factors may lead to increased losses in the portfolio and/or requirements for an increase in loan loss provision expense. Management long ago established various controls in an attempt to limit future losses, such as a watch list of possible problem loans, documented loan administration policies and a loan review staff to review the quality and anticipated collectability of the portfolio. More recently, additional procedures have been implemented to provide for more frequent management review of the loan portfolio based on loan size, loan type, delinquencies, on-going correspondence with borrowers, and problem loan work-outs. Management determines which loans are potentially uncollectible, or represent a greater risk of loss, and makes additional provisions to expense, if necessary, to maintain the allowance at a satisfactory level.

The Bank's allowance for loan losses as a percentage of total loans, excluding loans supported by the FDIC loss sharing agreements, was 2.48%, 2.44%, and 2.35% at December 31, 2010, September 30, 2010, and December 31, 2009, respectively. Management considers the allowance for loan losses adequate to cover losses inherent in the Company's loan portfolio at this time, based on recent internal and external reviews of the Company's loan portfolio and current economic conditions.  If economic conditions remain weak or deteriorate significantly, it is possible that additional loan loss provisions would be required, thereby adversely affecting future results of operations and financial condition.

ASSET QUALITY

Former TeamBank and Vantus Bank non-performing assets, including foreclosed assets, are not included in the non-performing assets totals and non-performing loans, potential problem loans and foreclosed assets discussion and tables below because losses from these assets are substantially covered under loss sharing agreements with the FDIC.  FDIC-supported TeamBank and Vantus Bank assets were initially recorded at their estimated fair values as of their acquisition dates of March 20, 2009, and September 4, 2009, respectively.

As a result of changes in balances and composition of the loan portfolio, changes in economic and market conditions that occur from time to time and other factors specific to a borrower’s circumstances, the level of non-performing assets will fluctuate.

Non-performing assets, excluding FDIC-covered non-performing assets, at December 31, 2010, were $78.3 million, an increase of $13.3 million from $65.0 million at December 31, 2009 and an increase of $3.0 million from $75.3 million at September 30, 2010.  Non-performing assets as a percentage of total assets were 2.30% at December 31, 2010, compared to 1.79% at December 31, 2009 and 2.21% at September 30, 2010.

More

Compared to September 30, 2010, non-performing loans decreased $749,000 to $29.4 million while foreclosed assets increased $3.8 million to $48.9 million.  Construction and land development loans comprised $8.1 million, or 27.56%, of the total $29.4 million of non-performing loans at December 31, 2010.

Activity in the non-performing loans category during the quarter ended December 31, 2010, was as follows:

	Beginning Balance, October 1	Additions	Removed from Non- Performing	Transfers to Potential Problem Loans	Transfers to Foreclosed Assets	Charge-Offs	Payments	Ending Balance, December 31
	(In thousands)

One- to four-family construction	$211	$772	$--	$--	$--	$(400)	$(5)	$578
Subdivision construction	1,815	81	--	--	--	(8)	(28)	1,860
Land development	12,711	1,600	--	--	(5,028)	(3,613)	(2)	5,668
Commercial construction	--	--	--	--	--	--	--	--
One- to four-family residential	5,643	960	--	(37)	(661)	(284)	(66)	5,555
Other residential	273	4,021	--	--	--	(91)	--	4,203
Commercial real estate	6,530	3,140	--	--	(373)	(312)	(2,415)	6,570
Other commercial	1,704	2,205	--	(45)	--	(60)	(468)	3,336
Consumer	1,282	600	--	--	(5)	(40)	(187)	1,650

Total	$30,169	$13,379	$--	$(82)	$(6,067)	$(4,808)	$(3,171)	$29,420

At December 31, 2010, the commercial real estate category of non-performing loans included 17 loans.  The largest two loans in this category were $1.4 million and $1.0 million, respectively, and made up 37.4% of the total.  The land development category of non-performing loans included 15 loans, the largest of which had a balance of $2.0 million or 36.0% of the total.

Activity in the potential problem loans category during the quarter ended December 31, 2010, was as follows:

	Beginning Balance, October 1	Additions	Removed from Potential Problem	Transfers to Non- Performing	Transfers to Foreclosed Assets	Charge-Offs	Payments	Ending Balance, December 31
	(In thousands)

One- to four-family construction	$1,448	$330	$--	$(772)	$--	$(291)	$(1)	$714
Subdivision construction	5,506	1,013	--	--	--	--	(46)	6,473
Land development	13,867	51	(100)	(1,490)	--	(350)	(502)	11,476
Commercial construction	--	1,851	--	--	--	--	--	1,851
One- to four-family residential	7,196	1,869	--	(267)	--	--	(12)	8,786
Other residential	4,120	5,575	--	(4,019)	--	--	(2)	5,674
Commercial real estate	3,887	13,894	--	(2,486)	(366)	(184)	(16)	14,729
Other commercial	2,167	3,834	--	(9)	--	(4)	(54)	5,934
Consumer	--	12	--	--	--	--	--	12

Total	$38,191	$28,429	$(100)	$(9,043)	$(366)	$(829)	$(633)	$55,649

At December 31, 2010, the commercial real estate category of potential problem loans included 15 loans, three of which were added during the period with balances totaling $10.4 million or 70.4% of the total.  The three loans added were collateralized by retail/apartment building in St. Louis, Mo., a hotel in Kansas City, Mo. and a warehouse/office building in Springfield, Mo.  The land development category of potential problem loans included 15 loans, the largest of which had a balance of $3.8 million or 33.3% of the total.

More

Activity in foreclosed assets, excluding $11.4 million in foreclosed assets covered by FDIC loss sharing agreements, during the quarter ended December 31, 2010, was as follows:

	Beginning Balance, October 1	Additions	Proceeds from Sales	Capitalized Costs	ORE Expense Write-Downs	Ending Balance, December 31
	(In thousands)

One-to four-family construction	$1,975	$958	$(439)	$69	$(53)	$2,510
Subdivision construction	19,849	--	(231)	198	--	19,816
Land development	5,266	5,314	--	40	--	10,620
Commercial construction	3,997	--	--	--	--	3,997
One- to four-family residential	4,624	452	(2,034)	--	(146)	2,896
Other residential	4,978	--	--	--	(800)	4,178
Commercial real estate	4,124	738	(297)	--	--	4,565
Consumer	301	245	(228)	--	--	318

Total	$45,114	$7,707	$(3,229)	$307	$(999)	$48,900

At December 31, 2010, the subdivision construction category of foreclosed assets included 52 properties, the largest of which had a balance of $5.4 million or 27.2% of the total.  The land development category of foreclosed assets included 15 loans, the largest of which was added during the period and had a balance of $4.3 million or 40.4%.

BUSINESS INITIATIVES

In 2010, Great Southern opened three banking centers as part of its long-term strategic plan to open two to three banking centers a year as market conditions warrant. In May 2010, the Company opened its first Northwest Arkansas banking center in Rogers, Ark. This banking center operates in the same building as the Company’s loan production office and travel agency. In September 2010, a banking center was opened in Des Peres, Mo., marking the second banking center location in the St. Louis metro market. The Des Peres office complements the Creve Coeur banking center opened in 2009. Finally, in December 2010, the Company opened a banking center in Forsyth, Mo., adding to the four banking centers that operate in the Branson/Lakes area.

Great Southern Travel acquired two agencies in 2010. Pathfinder Travel and Cruises in Olathe, Kan., was acquired in July. In November, Great Southern Travel purchased Travel World in West Des Moines, Iowa. The Company also operates banking centers in both of these markets.

In 2011, the Company anticipates opening two to three banking centers as a part of its long-term strategic plan. Two locations for banking centers have been selected, with regulatory approval pending. The first banking center is located at 8235 Forsyth Boulevard in Clayton, Mo. The banking center is expected to open in April 2011. In addition, the Company’s Creve Coeur loan production office plans to relocate to the same office complex in May 2011. Clayton is a major business center of metropolitan St. Louis and the seat of St. Louis County.

The second location is in Springfield, Mo. Pending regulatory approval, the Company will construct a new full-service banking center on South Campbell Avenue in Springfield. The banking center will replace a current office on South Campbell, which is less than a mile from the new site. The new, larger office will offer better access for customers and is expected to open during the third quarter of 2011.

More

Expansion of the Company’s Operation Center in Springfield is expected to be complete during the first quarter of 2011.  A 20,000 sq. ft. addition is under construction to accommodate the Company’s growth and provide for potential future growth.

In February 2011, the Great Southern Residential Lending team plans to move into a stand-alone building the Company purchased in south Springfield. The facility named the Great Southern Home Loan Center will house residential lending originators and support staff. The Home Loan Center creates greater visibility for the lending team and provides needed space in light of the Company’s recent expansion and anticipated growth.

New overdraft regulations on ATM and certain debit card transactions went into effect for new and existing customers in the third quarter of 2010.  At this time, a significant number of affected customers have chosen to continue overdraft coverage and additional customers continue to notify the Company as to their preference for these services. The 2010 financial impact of this regulation was previously discussed in the “Non-Interest Income” section of this release.  Based on our analysis, we expect the future financial impact may be a reduction in earnings per diluted common share of approximately $0.01 to $0.02 per quarter (based on the number of common shares outstanding at December 31, 2010).

The common stock of Great Southern Bancorp, Inc., is quoted on the Nasdaq Global Select Market System under the symbol “GSBC”. The last reported sale price of GSBC stock in the quarter ended December 31, 2010, was $21.77.

Great Southern offers a broad range of banking, investment, insurance and travel services to customers and clients. Headquartered in Springfield, Mo., Great Southern operates 75 banking centers and more than 200 ATMs in Missouri, Arkansas, Iowa, Kansas and Nebraska.

www.GreatSouthernBank.com

Forward-Looking Statements

When used in documents filed or furnished by the Company with the Securities and Exchange Commission (the "SEC"), in the Company's press releases or other public or shareholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result" "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including, among other things, (i) expected cost savings, synergies and other benefits from the Company’s merger and acquisition activities might not be realized within the anticipated time frames or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; (ii) changes in economic conditions, either nationally or in the Company’s market areas; (iii) fluctuations in interest rates; (iv) the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; (v) the possibility of other-than-temporary impairments of securities held in the Company’s securities portfolio; (vi) the Company’s ability to access cost-effective funding; (vii) fluctuations in real estate values and both residential and commercial real estate market conditions; (viii) demand for loans and deposits in the Company’s market areas; (ix) legislative or regulatory changes that adversely affect the Company’s business, including, without limitation, the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act and its implementing regulations, and the new overdraft protection regulations and customers’ responses thereto; (x) monetary and fiscal policies of the Federal Reserve Board and the U.S. Government and other governmental initiatives affecting the financial services industry; (xi) results of examinations of the Company and Great Southern by their regulators, including the possibility that the regulators may, among other things, require the Company to increase its allowance for loan losses or to write-down assets; (xii) the uncertainties arising from the Company’s participation in the TARP Capital Purchase Program, including impacts on employee recruitment and retention and other business and practices, and uncertainties concerning the potential redemption by us of the U.S. Treasury’s preferred stock investment under the program, including the timing of, regulatory approvals for, and conditions placed upon, any such redemption; (xiii) costs and effects of litigation, including settlements and judgments; and (xiv) competition.  The Company wishes to advise readers that the factors listed above and other risks described from time to time in the Company’s filings with the SEC could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake-and specifically declines any obligation- to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

The following tables set forth certain selected consolidated financial information of the Company at and for the periods indicated.  Financial data for all periods is unaudited.  In the opinion of management, all adjustments, which consist only of normal recurring accruals, necessary for a fair presentation of the results for and at such unaudited periods have been included.  The results of operations and other data for the quarter and year ended December 31, 2010, and 2009, are not necessarily indicative of the results of operations which may be expected for any future period.

	December 31,	December 31,
	2010	2009
Selected Financial Condition Data:	(In thousands)

Total assets	$3,411,440	$3,641,119
Loans receivable, gross	1,918,308	2,122,226
Allowance for loan losses	41,487	40,101
Foreclosed assets, net	60,262	41,660
Available-for-sale securities, at fair value	769,546	764,291
Deposits	2,595,893	2,713,961
Total borrowings	495,554	591,908
Total stockholders’ equity	304,009	298,908
Common stockholders’ equity	247,529	242,891
Non-performing assets (excluding FDIC-covered assets)	78,320	65,001

	Three Months Ended		Year Ended		Three Months Ended
	December 31,		December 31,		September 30,
	2010	2009	2010	2009	2010
Selected Operating Data:	(In thousands, except per share data)

Interest income	$52,290	$41,861	$173,191	$155,868	$41,535
Interest expense	10,838	15,482	47,850	66,605	11,341
Net interest income	41,452	26,379	125,341	89,263	30,194
Provision for loan losses	7,330	7,500	35,630	35,800	10,800
Non-interest income	(3,416)	9,150	31,952	122,784	12,232
Non-interest expense	23,351	20,875	88,904	78,195	22,602
Provision for income taxes	1,014	1,874	8,894	33,005	2,862
Net income	$6,341	$5,280	$23,865	$65,047	$6,162
Net income available to common shareholders	$5,482	$4,443	$20,462	$61,694	$5,305

	At or For the Three Months Ended		At or For the Year Ended		At or For the Three Months Ended
	December 31,		December 31,		September 30,
	2010	2009	2010	2009	2010
	(In thousands, except per share data)
Per Common Share:
Net income (fully diluted)	$0.39	$0.32	$1.46	$4.44	$0.38
Book value	$18.40	$18.12	$18.40	$18.12	$18.54

Earnings Performance Ratios:
Annualized return on average assets	0.74%	0.57%	0.68%	1.91%	0.72%
Annualized return on average stockholders’ equity	10.02%	8.55%	9.42%	29.72%	9.70%
Net interest margin	5.34%	3.34%	3.93%	3.03%	4.03%
Average interest rate spread	5.22%	3.29%	3.81%	2.98%	3.95%
Efficiency ratio	61.39%	58.75%	56.52%	36.88%	53.27%
Non-interest expense to average total assets	2.74%	2.27%	2.52%	2.30%	2.38%

Asset Quality Ratios:
Allowance for loan losses to period-end loans (excluding FDIC-supported loans)	2.48%	2.35%	2.48%	2.35%	2.44%
Non-performing assets to period-end assets	2.30%	1.79%	2.30%	1.79%	2.21%
Non-performing loans to period-end loans	1.52%	1.24%	1.52%	1.24%	1.54%
Annualized net charge-offs to average loans (excluding FDIC-supported loans)	1.44%	1.43%	2.05%	1.44%	2.74%

Great Southern Bancorp, Inc. and Subsidiaries
Consolidated Statements of Financial Condition
(In thousands, except number of shares)

	December 31, 2010	December 31, 2009	September 30, 2010
Assets

Cash	$69,757	$242,723	$188,581
Interest-bearing deposits in other financial institutions	360,215	201,853	288,955
Cash and cash equivalents	429,972	444,576	477,536

Available-for-sale securities	769,546	764,291	696,314
Held-to-maturity securities	1,125	16,290	1,125
Mortgage loans held for sale	22,499	9,269	10,191
Loans receivable (1), net of allowance for loan losses of $41,487 and $40,101 at December 31, 2010 and 2009, respectively	1,876,821	2,082,125	1,913,186
FDIC indemnification asset	100,878	141,484	124,583
Interest receivable	12,628	15,582	12,352
Prepaid expenses and other assets	52,390	66,020	53,917
Foreclosed assets held for sale (2), net	60,262	41,660	50,582
Premises and equipment, net	68,352	42,383	45,827
Goodwill and other intangible assets	5,395	6,216	5,602
Federal Home Loan Bank stock	11,572	11,223	11,583

Total Assets	$3,411,440	$3,641,119	$3,402,798

Liabilities and Stockholders’ Equity

Liabilities
Deposits	$2,595,893	$2,713,961	$2,577,532
Federal Home Loan Bank advances	153,525	171,603	153,906
Securities sold under reverse repurchase agreements with customers	257,180	335,893	256,140
Structured repurchase agreements	53,142	53,194	53,155
Short-term borrowings	778	289	249
Subordinated debentures issued to capital trust	30,929	30,929	30,929
Accrued interest payable	3,765	6,283	4,689
Advances from borrowers for taxes and insurance	1,019	1,268	1,940
Accounts payable and accrued expenses	10,330	9,423	11,790
Current and deferred income taxes	870	19,368	6,830

Total Liabilities	3,107,431	3,342,211	3,097,160

Stockholders’ Equity
Capital stock
Serial preferred stock, $.01 par value; authorized 1,000,000 shares; issued and outstanding 58,000 shares	56,480	56,017	56,362
Common stock, $.01 par value; authorized 20,000,000 shares; issued and outstanding 2010 – 13,454,000 shares, 2009 – 13,406,403 shares	134	134	134
Common stock warrants; 909,091 shares	2,452	2,452	2,452
Additional paid-in capital	20,701	20,180	20,563
Retained earnings	220,021	208,625	216,832
Accumulated other comprehensive gain	4,221	11,500	9,295

Total Stockholders’ Equity	304,009	298,908	305,638

Total Liabilities and Stockholders’ Equity	$3,411,440	$3,641,119	$3,402,798

(1)	At December 31, 2010 and 2009, includes loans net of discounts totaling $304.8 million and $425.7 million, respectively, which are subject to significant FDIC support through loss sharing agreements.
(2)
At December 31, 2010 and 2009, includes foreclosed assets net of discounts totaling $11.4 million and $3.1 million, respectively, which are subject to significant FDIC support through loss sharing agreements.

Great Southern Bancorp, Inc. and Subsidiaries

Consolidated Statements of Income
(In thousands)

	Three Months Ended		Year Ended		Three Months Ended
	December 31,		December 31,		September 30,
	2010	2009	2010	2009	2010
Interest Income
Loans	$46,085	$33,754	$145,832	$123,463	$35,000
Investment securities and other	6,205	8,107	27,359	32,405	6,535
	52,290	41,861	173,191	155,868	41,535
Interest Expense
Deposits	8,593	12,432	38,427	54,087	9,037
Federal Home Loan Bank advances	1,339	1,463	5,516	5,352	1,373
Short-term borrowings and repurchase agreements	760	1,440	3,329	6,393	777
Subordinated debentures issued to capital trust	146	147	578	773	154
	10,838	15,482	47,850	66,605	11,341

Net Interest Income	41,452	26,379	125,341	89,263	30,194
Provision for Loan Losses	7,330	7,500	35,630	35,800	10,800
Net Interest Income After Provision for Loan Losses	34,122	18,879	89,711	53,463	19,394

Noninterest Income
Commissions	1,957	1,566	8,284	6,775	1,917
Service charges and ATM fees	4,319	5,045	18,652	17,669	4,689
Net gains on loan sales	1,062	819	3,765	2,889	1,155
Net realized gains (losses) on sales and impairments of available-for-sale securities	(119)	322	8,787	(1,521)	5,441
Late charges and fees on loans	156	159	767	672	170
Change in interest rate swap fair value net of change in hedged deposit fair value	—	—	—	1,184	—
Initial gain recognized on business acquisition	—	—	—	89,795	—
Accretion (amortization) of income related to business acquisition	(11,388)	500	(10,427)	2,733	(1,604)
Other income	597	739	2,124	2,588	464
	(3,416)	9,150	31,952	122,784	12,232

Noninterest Expense
Salaries and employee benefits	11,437	11,321	44,842	40,450	11,202
Net occupancy expense	4,035	3,498	14,341	12,506	3,435
Postage	809	792	3,303	2,789	827
Insurance	1,273	1,149	4,562	5,716	1,036
Advertising	626	482	1,932	1,488	508
Office supplies and printing	342	401	1,522	1,195	357
Telephone	592	520	2,333	1,828	633
Legal, audit and other professional fees	899	587	2,867	2,778	677
Expense on foreclosed assets	78	674	4,914	4,959	2,253
Other operating expenses	3,260	1,451	8,288	4,486	1,674
	23,351	20,875	88,904	78,195	22,602

Income Before Income Taxes	7,355	7,154	32,759	98,052	9,024
Provision for Income Taxes	1,014	1,874	8,894	33,005	2,862
Net Income	6,341	5,280	23,865	65,047	6,162
Preferred Stock Dividends and Discount Accretion	859	837	3,403	3,353	857

Net Income Available to Common Shareholders	$5,482	$4,443	$20,462	$61,694	$5,305

Earnings Per Common Share
Basic	$0.41	$0.33	$1.52	$4.61	$0.39
Diluted	$0.39	$0.32	$1.46	$4.44	$0.38

Dividends Declared Per Common Share	$0.18	$0.18	$0.72	$0.72	$0.18

Average Balances, Interest Rates and Yields

The following table presents, for the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin.  Average balances of loans receivable include the average balances of non-accrual loans for each period.  Interest income on loans includes interest received on non-accrual loans on a cash basis.  Interest income on loans includes the amortization of net loan fees, which were deferred in accordance with accounting standards.  Fees included in interest income were $518,000 and $437,000 for the quarters ended December 31, 2010, and 2009, respectively.  Fees included in interest income were $2.0 million and $1.8 million for the years ended December 31, 2010, and 2009, respectively.  Tax-exempt income was not calculated on a tax equivalent basis.  The table does not reflect any effect of income taxes.

	December 31, 2010 (1)	Three Months Ended December 31, 2010			Three Months Ended December 31, 2009
	Yield/Rate	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
		(In thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	5.48%	$328,328	$6,220	7.52%	$329,959	$5,129	6.17%
Other residential	5.57	226,599	3,220	5.64	166,402	2,681	6.39
Commercial real estate	6.05	655,083	14,609	8.85	655,524	11,010	6.66
Construction	5.60	285,362	11,158	12.16	504,407	6,868	5.40
Commercial business	5.59	177,641	5,444	15.51	180,981	2,998	6.57
Other loans	7.28	213,366	4,517	8.40	231,852	3,971	6.79
Industrial revenue bonds	6.10	72,513	917	5.02	68,190	1,097	6.39

Total loans receivable	6.03	1,958,892	46,085	9.33	2,137,315	33,754	6.27

Investment securities	3.60	753,595	6,053	3.19	761,263	7,932	4.13
Other interest-earning assets	0.20	367,238	152	0.16	233,746	175	0.30

Total interest-earning assets	4.77	3,079,725	52,290	6.74	3,132,324	41,861	5.30
Non-interest-earning assets:
Cash and cash equivalents		79,806			286,981
Other non-earning assets		248,874			259,347
Total assets		$3,408,405			$3,678,652

Interest-bearing liabilities:
Interest-bearing demand and savings	0.83	$987,901	2,128	0.85	$697,709	1,963	1.12
Time deposits	1.85	1,333,931	6,465	1.92	1,745,118	10,469	2.38
Total deposits	1.39	2,321,832	8,593	1.47	2,442,827	12,432	2.02
Short-term borrowings and repurchase agreements	0.96	324,969	760	0.93	396,628	1,440	1.44
Subordinated debentures issued to capital trust	1.85	30,929	146	1.87	30,929	147	1.89
FHLB advances	3.62	153,753	1,339	3.46	177,968	1,463	3.26

Total interest-bearing liabilities	1.47	2,831,483	10,838	1.52	3,048,352	15,482	2.01
Non-interest-bearing liabilities:
Demand deposits		258,027			300,215
Other liabilities		9,330			27,036
Total liabilities		3,098,840			3,375,603
Stockholders’ equity		309,565			303,049
Total liabilities and stockholders’ equity		$3,408,405			$3,678,652

Net interest income:
Interest rate spread	3.30%		$41,452	5.22%		$26,379	3.29%
Net interest margin*				5.34%			3.34%
Average interest-earning assets to average interest-bearing liabilities		108.8%			102.8%
______________
*Defined as the Company’s net interest income divided by total interest-earning assets.
(1)
The yield/rate on loans at December 31, 2010 does not include the impact of the accretable yield (income) on loans acquired in the 2009 FDIC-assisted transactions.  See “Net Interest Income” for a discussion of the effect on 2010 results of operations.

	December 31, 2010(1)	Year Ended December 31, 2010			Year Ended December 31, 2009
	Yield/Rate	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
		(In thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	5.48%	$336,418	$22,156	6.59%	$292,409	$17,224	5.89%
Other residential	5.57	219,983	13,036	5.93	136,668	8,528	6.24
Commercial real estate	6.05	677,760	49,301	7.27	605,149	39,066	6.46
Construction	5.60	320,500	26,101	8.77	567,405	31,269	5.51
Commercial business	5.59	173,837	15,250	8.14	156,236	10,044	6.43
Other loans	7.28	223,101	16,096	7.21	205,768	13,033	6.33
Industrial revenue bonds	6.10	67,762	3,892	5.74	64,432	4,299	6.67

Total loans receivable	6.03	2,019,361	145,832	7.22	2,028,067	123,463	6.09

Investment securities	3.60	760,924	26,858	3.53	743,334	31,914	4.29
Other interest-earning assets	0.20	407,377	501	0.12	174,509	491	0.28

Total interest-earning assets	4.77	3,187,662	173,191	5.43	2,945,910	155,868	5.29
Non-interest-earning assets:
Cash and cash equivalents		77,074			250,422
Other non-earning assets		263,307			206,727
Total assets		$3,528,043			$3,403,059

Interest-bearing liabilities:
Interest-bearing demand and savings	0.83	$922,885	8,468	0.92	$611,136	6,600	1.08
Time deposits	1.85	1,484,580	29,959	2.02	1,650,913	47,487	2.88
Total deposits	1.39	2,407,465	38,427	1.60	2,262,049	54,087	2.39
Short-term borrowings and repurchase agreements	0.96	344,861	3,329	0.97	399,587	6,393	1.60
Subordinated debentures issued to capital trust	1.85	30,929	578	1.87	30,929	773	2.50
FHLB advances	3.62	162,378	5,516	3.40	190,903	5,352	2.80

Total interest-bearing liabilities	1.47	2,945,633	47,850	1.62	2,883,468	66,605	2.31
Non-interest-bearing liabilities:
Demand deposits		253,699			221,215
Other liabilities		19,153			23,692
Total liabilities		3,218,485			3,128,375
Stockholders’ equity		309,558			274,684
Total liabilities and stockholders’ equity		$3,528,043			$3,403,059

Net interest income:
Interest rate spread	3.30%		$125,341	3.81%		$89,263	2.98%
Net interest margin*				3.93%			3.03%
Average interest-earning assets to average interest-bearing liabilities		108.2%			102.2%

______________
*Defined as the Company’s net interest income divided by total interest-earning assets.
(1)
The yield/rate on loans at December 31, 2010 does not include the impact of the accretable yield (income) on loans acquired in the 2009 FDIC-assisted transactions.  See “Net Interest Income” for a discussion of the effect on 2010 results of operations.